Exhibit 99.1

Rigel Will Present Clinical Product Portfolio Update at J.P. Morgan Healthcare Conference

Earns $5.75M Milestone from AstraZeneca for Asthma Partnership

SOUTH SAN FRANCISCO, Calif., January 10, 2014 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that James M. Gower, the company’s chairman and chief executive officer, will present updated product development plans and a financial update at the upcoming 32nd Annual J.P. Morgan Healthcare Conference in San Francisco on Thursday, January 16th at 9:00 a.m. PT (see webcast details below).  Information will be included about two fostamatinib clinical programs commencing in the first half of the year, a Phase 3 clinical study in patients with immune thrombocytopenic purpura (ITP) and a Phase 2 clinical study aimed at treating IgA nephropathy. Additionally, Rigel announced that it has earned a milestone payment of $5.75 million from AstraZeneca for the continued development of R256 in asthma.

“Rigel has four proprietary projects starting clinical studies in the next few months, including our Phase 3 program with fostamatinib in ITP, and we expect results from our Phase 2 study with R348 in dry eye later this year,” said Mr. Gower. “Our scientific strength gives breadth to our pipeline and 2014 will be another busy year as we aim to develop treatments for patients who in some indications have few therapeutic options.”

Information about some of the programs Rigel will discuss at the Conference follows.

Fostamatinib

In the past several years, Rigel has amassed a significant amount of data on the mechanism of action, tolerability, safety and efficacy of fostamatinib, its proprietary oral SYK inhibitor. In September 2013, the company announced that it would evaluate this drug candidate in patients with ITP, an autoimmune disease of the blood, which affects an estimated 100,000 Americans. Results of Rigel’s Phase 2 clinical study, published in Blood (volume 113, number 14), showed that fostamatinib significantly increased the platelet counts of patients including some who had failed currently available TPO agents and may offer a treatment approach that targets the underlying cause of this disease.  Rigel plans to commence a Phase 3 study in this patient population in the first half of the year.

Immunoglobulin A Nephropathy (IgAN) is an autoimmune disease that severely affects the functioning of the kidneys.  An estimated 12,000 Americans are diagnosed with this type of glomerulonephritis each year, with 25% of its victims eventually requiring dialysis and/or kidney transplantation over time. IgAN is characterized by the deposition of IgA immune complexes in the glomeruli of the kidneys leading to an inflammatory response and subsequent tissue damage that ultimately disrupts the normal filtering function of the kidneys. By inhibiting SYK in kidney cells, fostamatinib may block the signaling of IgA immune complex receptors and arrest or slow destruction of the glomeruli. Rigel expects to enter a Phase 2 study of fostamatinib in patients with IgA nephropathy in the spring of 2014.

R348, JAK/SYK Inhibitor for Dry Eye

Approximately 4 million people in the U.S. suffer with dry eye disease, including an estimated 25% of the patients with rheumatoid arthritis and systemic lupus eryathematosus.  Rigel initiated a Phase 2 clinical study to evaluate the safety and potential efficacy of R348, a topical ophthalmic JAK/SYK inhibitor, aimed at reducing the inflammation responsible for the painful symptoms of this disease.  Results of that study are expected in the second half of 2014.

Additionally, according to an article published by the American Academy of Ophthalmology, a significant number (22-80%) of patients with acute or chronic graft vs. host disease (GvHD) develop a secondary incidence of dry eye (keratoconjunctivitis sicca).   In general, these patients are severely ill and have a great medical need for a topical therapy that may better manage their symptoms.  In the second quarter of 2014, Rigel will initiate a Phase 2 study of R348 in patients with dry eye as a result of primary GvHD.

R118, AMPK Activator for Intermittent Claudication

Intermittent claudication (IC) refers to the muscle pain associated with peripheral artery disease (PAD) caused by either atherosclerosis or inflammation.  Patients with IC have difficulty with simple activities, like walking, and current therapies do not provide sufficient relief.  IC affects more than 5% of the population age 65 or older, but anyone with PAD may also suffer the effects of IC.   Preclinical evaluation of R118, an AMPK activator, has shown it to be a central regulator of lipid and metabolic activity and capable of increasing muscle endurance.  Rigel plans to initiate a Phase 1 trial of R118 in patients with IC in the first half of 2014.

Partnerships

In addition to the five clinical programs noted above, Rigel also has products in varying stages of preclinical and clinical development with three pharmaceutical partners.

In June 2012, Rigel and AstraZeneca announced an exclusive worldwide license agreement for the global development and commercialization of R256, Rigel’s inhaled JAK inhibitor as a potential treatment for asthma.  AstraZeneca is responsible for the development of R256.  It’s continued efforts to bring R256 into first-in-human studies triggered the $5.75 million milestone payment to Rigel.

Partners BerGenBio and Daiichi Sankyo are developing Rigel’s Axl Kinase inhibitor and a Ubiquitin Ligase inhibitor, respectively, for their potential safety and efficacy in treating various cancers.  Both of these molecules are currently in Phase 1 clinical development.

Financial Update

Rigel ended 2013 with approximately $212 million in cash, cash equivalents, and available for sale securities.  Rigel expects to end 2014 with cash, cash equivalents, and available for sale securities in excess of $132 million, which is sufficient to fund its operations through the second quarter of 2016.

Webcast details

To access the live audio webcast or the subsequent archived recording, log on to www.rigel.com. Please connect to Rigel’s website several minutes prior to the start of the live webcast to ensure adequate time for any software download that may be necessary.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. The Company currently has five product candidates in development: fostamatinib, an oral SYK inhibitor expected to enter Phase 3 clinical trials for ITP and a Phase 2 clinical trial for IgA nephropathy in the first half of 2014; R348, a topical JAK/SYK inhibitor currently in Phase 2 clinical trials for dry eye; R118, an AMPK activator entering Phase 1 in early 2014; and two oncology product candidates in Phase 1 development with partners BerGenBio and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to development plans, the timing of planned clinical trials and results, milestone payments, and Rigel’s ability to fund and maintain its current development plans into 2016.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.

Phone: 650.430.3777

Email: susan@rivily.com